Exhibit 99.1

News Release
L.B. Foster Announces 2025 First Quarter Results; Maintaining 2025 Full Year Financial Guidance Driven by Strong Order Book Development

•Sales and profitability down from last year's exceptionally-strong first quarter due to lower demand in Rail Distribution; Infrastructure sales were up 5.0% year over year driven by Precast Concrete growth.
•Strong order rates across the portfolio increased backlog1 $51.3 million, or 27.6%, during the quarter to $237.2 million; Backlog1 up $15.0 million, or 6.7% over last year, with improved profitability mix.
•Maintaining full year financial guidance, with improving sales and profitability expected in second quarter.

PITTSBURGH, PA, May 6, 2025 – L.B. Foster Company (Nasdaq: FSTR), a global technology solutions provider of products and services for the rail and infrastructure markets (the "Company"), today reported its 2025 first quarter operating results.

First Quarter 2025 Highlights

	Three Months Ended March 31,		Change
	2025	2024	2025 vs. 2024

	(Unaudited)
Net sales	$97,792	$124,320	(21.3)%
Net (loss) income attributable to L.B. Foster Company	(2,110)	4,436	(147.6)%
Adjusted EBITDA[1]	1,822	5,933	(69.3)%
Net cash used in operating activities	(26,136)	(21,444)	21.9%
Free cash flow[1]	(28,711)	(24,156)	18.9%
Total debt	82,498	78,085	5.7%
Gross Leverage Ratio[1]	2.5x	2.2x	0.3x
New orders[1]	$149,064	$132,385	12.6%
Backlog[1]	$237,215	$222,261	6.7%

Financial Guidance

2025 Full Year Financial Guidance	Low	High
Net sales	$540,000	$580,000
Adjusted EBITDA[1]	$42,000	$48,000
Capital spending as a percent of sales	~2.0%	~2.0%
Free cash flow[1]	$20,000	$30,000

CEO Comments
John Kasel, President and Chief Executive Officer, commented, "As mentioned in our 2024 year end earnings announcement back in March, we started 2025 with first quarter sales and profitability down versus last year. This was due to an exceptionally-strong first quarter last year for our Rail segment. Within the segment, Rail Products sales declined $23.7 million, or 44.7%, due to lower Rail Distribution volumes. Infrastructure sales grew 5.0% over last year and expanded operating results in the quarter driven by a 33.7% increase in Precast Concrete sales. Focusing on what we can influence in the short term, we drove cost controls which resulted in an 8.4% reduction in operating
1 See "Non-GAAP Disclosures" at the end of this press release for a description of and information regarding adjusted EBITDA, gross leverage ratio per the Company's credit agreement, new orders, backlog, book-to-bill ratio, net debt, free cash flow, and related reconciliations to the comparable United States Generally Accepted Accounting Principles financial measures.

expenses versus last year, partially mitigating the impact of lower gross profit from the Rail Distribution sales decline. We also stepped up our stock buybacks to 168,911 shares in the first quarter, or 1.5% of outstanding common stock."
Mr. Kasel concluded, "Looking ahead, we saw a strong uptick in orders in both segments, with backlog growing during the quarter 46.9% and 17.8% for Rail and Infrastructure, respectively. The higher Rail backlog included a $22.8 million increase, or 63.4%, in Rail Products backlog driven primarily by improved demand within Rail Distribution. In line with our strategy, the overall backlog improvement was greatest in our more profitable product lines, which should translate into near-term sales growth and profitability expansion year over year as early as the second quarter. We're in the heavy working capital investment period of our fiscal year, and we expect leverage levels will plateau around 2.5x before dropping back to our target level between 1.0x and 2.0x in the back half of the year. While the macro-environment remains volatile and uncertain, we are maintaining our 2025 financial guidance as we remain confident in our ability to land within our previous guidance for the year. As a reminder, our 2025 guidance assumes federal infrastructure funding previously announced remains largely intact. We will revisit our guidance as appropriate as these market demand drivers and broader operating conditions become more clear for the balance of the year."

First Quarter 2025 Consolidated Results
The Company’s first quarter performance highlights are reflected below:

	Three Months Ended March 31,		Change	Percent Change
	2025	2024	2025 vs. 2024	2025 vs. 2024

	(Unaudited)
Net sales	$97,792	$124,320	$(26,528)	(21.3)%
Gross profit	20,151	26,176	(6,025)	(23.0)
Gross profit margin	20.6%	21.1%	(50) bps	(2.4)
Selling and administrative expenses	$20,952	$22,870	$(1,918)	(8.4)
Selling and administrative expenses as a percent of sales	21.4%	18.4%	300 bps	16.3
(Gain) on sale of former joint venture facility	—	(3,477)	3,477	100.0
Amortization expense	1,122	1,217	(95)	(7.8)
Operating (loss) income	$(1,923)	$5,566	$(7,489)	(134.5)
Net (loss) income attributable to L.B. Foster Company	(2,110)	4,436	(6,546)	(147.6)
Adjusted EBITDA[1]	1,822	5,933	(4,111)	(69.3)
New orders[1]	$149,064	$132,385	$16,679	12.6
Backlog[1]	$237,215	$222,261	$14,954	6.7

•Net sales for the 2025 first quarter decreased $26.5 million, or 21.3%, from the first quarter last year. The decrease was driven by sales volume declines in the Rail, Technologies, and Services ("Rail") segment, declining $28.6 million, or 34.6%, from the exceptionally-strong prior year quarter. Partially offsetting these declines were higher sales in the Infrastructure Solutions ("Infrastructure") segment which improved $2.1 million, or 5.0%, over the prior year quarter.

•Gross profit for the 2025 first quarter decreased $6.0 million, or 23.0%, from the prior year quarter, and gross profit margins decreased 50 basis points to 20.6%. The decline in gross profit was due to lower Rail sales volumes.

•Selling and administrative expenses for the 2025 first quarter decreased $1.9 million, or 8.4%, from the prior year quarter. The decrease was primarily attributed to lower personnel costs and professional services expenditures. Selling and administrative expenses as a percentage of net sales increased to 21.4% in the current quarter, due to the lower sales volumes.

•Operating loss for the 2025 first quarter was unfavorable $7.5 million compared to the prior year quarter. The decline was due to lower gross profit and the 2024 gain of $3.5 million on the sale of the former joint venture facility in Magnolia, Texas, partially offset by lower selling and administrative expenses.

•Net loss attributable to the Company for the 2025 first quarter was unfavorable by $6.5 million compared to the prior year quarter.

•There were no adjustments to EBITDA1 for the 2025 first quarter, while the first quarter of 2024 was adjusted for the net gain on the sale of the former Magnolia, Texas joint venture facility. Adjusted EBITDA1 for the 2025 first quarter declined by $4.1 million, or 69.3%, from the prior year quarter.

•Cash used by operating activities totaled $26.1 million in the first quarter, an increase of $4.7 million over cash used by operating activities of $21.4 million in the prior year quarter. Operating cash flow levels in both periods reflect normal seasonal patterns for working capital and other cash needs of the business.

•Total debt as of March 31, 2025 was $82.5 million, a $35.6 million increase during the quarter and a $4.4 million increase over the prior year quarter. The increase in debt was associated with the seasonal working capital needs of the business, coupled with capital expenditure and stock repurchase funding. The Company's Gross Leverage Ratio1 per its credit facility was 2.5x as of March 31, 2025, up from 2.2x last year.

•New orders for the 2025 first quarter increased by $16.7 million, or 12.6%, over the prior year quarter, with the increase realized in Infrastructure segment. The trailing twelve month book-to-bill ratio1 was 1.04 : 1.00, up from 0.95 : 1.00 at the end of the fourth quarter. Backlog increased $15.0 million, or 6.7%, compared to the prior year quarter, with increases realized broadly across the portfolio.

First Quarter 2025 Business Results by Segment
Rail, Technologies, and Services Segment

	Three Months Ended March 31,		Change	Percent Change
	2025	2024	2025 vs. 2024	2025 vs. 2024
Net sales	$54,015	$82,623	$(28,608)	(34.6)%
Gross profit	$12,029	$18,571	$(6,542)	(35.2)
Gross profit margin	22.3%	22.5%	(20) bps	(0.9)
Segment operating income	$144	$6,778	$(6,634)	(97.9)
Segment operating income margin	0.3%	8.2%	(790) bps	(96.8)
New orders[1]	$83,252	$83,741	$(489)	(0.6)
Backlog[1]	$91,724	$86,038	$5,686	6.6

•Net sales for the 2025 first quarter decreased $28.6 million, or 34.6%, from the prior year quarter. The decline was primarily driven by lower volumes in the Rail Distribution product line, which was exceptionally strong last year, coupled with lower volumes in Technology Services and Solutions, both in the United Kingdom and domestic markets. Partially offsetting these declines was a $1.5 million increase, or 11.0%, in Global Friction Management revenues.

•Gross profit for the 2025 first quarter decreased $6.5 million from the prior year quarter, and gross profit margins declined by 20 basis points to 22.3%. Gross profit decline was driven primarily by lower sales volumes and slightly unfavorable business mix.

•Segment operating income for the 2025 first quarter decreased $6.6 million from the prior year quarter due primarily to decreased sales volume and the related impact on gross profit.

•New orders decreased $0.5 million, driven primarily by Technology Services and Solutions and Rail Products. Partially offsetting these declines was a 28.3% increase in Global Friction Management orders. The trailing twelve month book-to-bill ratio1 was 1.03 : 1.00. Backlog increased $5.7 million over the prior year quarter driven by Rail Products and Global Friction Management, partially offset by a decrease in Technology Services and Solutions, primarily due to the scale back of initiatives in the United Kingdom.

Infrastructure Solutions Segment

	Three Months Ended March 31,		Change	Percent Change
	2025	2024	2025 vs. 2024	2025 vs. 2024
Net sales	$43,777	$41,697	$2,080	5.0%
Gross profit	$8,122	$7,605	$517	6.8
Gross profit margin	18.6%	18.2%	40 bps	1.7
Segment operating loss	$(444)	$(1,388)	$944	(68.0)
Segment operating loss margin	(1.0)%	(3.3)%	230 bps	(69.1)
New orders[1]	$65,812	$48,644	$17,168	35.3
Backlog[1]	$145,491	$136,223	$9,268	6.8

•Net sales for the 2025 first quarter improved $2.1 million, or 5.0%, over the prior year quarter. Sales increased due to strong sales growth in Precast Concrete Products, which increased $7.1 million, or 33.7% over the prior year quarter. Partially offsetting the increase was lower volumes in the Steel Products business unit due to timing of orders in the Protective Coatings businesses.

•Gross profit for the 2025 first quarter increased $0.5 million, driven by higher sales volumes in Precast Concrete. Gross profit margins expanded 40 basis points to 18.6% due to favorable mix in Steel Products driven by portfolio actions.

•Segment operating loss for the 2025 first quarter improved $0.9 million over the prior year quarter due to improved gross profit levels and lower selling and administrative expenses.

•First quarter new orders increased $17.2 million, or 35.3%, over the prior year quarter, largely due to order growth in the Precast Concrete and Protective Coatings businesses. The trailing twelve month book-to-bill ratio1 was 1.05 : 1.00. Backlog reflects a $9.3 million increase, or 6.8%, over the prior year quarter, including a $12.1 million increase, or 51.6%, in backlog for the Protective Coatings business.

First Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its first quarter 2025 operating results on Tuesday, May 6, 2025 at 11:00 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster website: www.lbfoster.com, under the Investor Relations page. A conference call replay will be available through May 13, 2025 via webcast through L.B. Foster’s Investor Relations page of the company’s website.

Those interested in participating in the question-and-answer session may register for the call at https://register-conf.media-server.com/register/BIe341a2e8280c488ab660122bf976d717 to receive the dial-in numbers and unique PIN to access the call. The registration link will also be available on the Company’s Investor Relations page of its website.

About L.B. Foster Company
Founded in 1902, L.B. Foster Company is a global technology solutions provider of products and services for the rail and infrastructure markets. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance needs of its customers' most challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.

Non-GAAP Financial Measures
This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Non-GAAP Disclosures” section below.
The Company has not reconciled the forward-looking adjusted EBITDA and free cash flow to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are acquisition and divestiture-related costs, impairment expense, and changes in operating assets and liabilities. These underlying expenses and others that may arise during the year are potential adjustments to future earnings. The Company expects the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

The Company believes free cash flow is useful information to investors as it provides insight on cash generated by operations, less capital expenditures, which we believe to be helpful in assessing the Company's long-term ability to pursue growth and investment opportunities as well as service its financing obligations and generate capital for shareholders. Additionally, the Company's annual incentive plans for management provide for the utilization of free cash flow as a metric for measuring cash-generation performance in determining annual variable incentive achievement.

The Company defines new orders as a contractual agreement between the Company and a third-party in which the Company will, or has the ability to, satisfy the performance obligations of the promised products or services under the terms of the agreement. The Company defines backlog as contractual commitments to customers for which the Company’s performance obligations have not been met, including with respect to new orders and contracts for which the Company has not begun any performance. Management utilizes new orders and backlog to evaluate the health of the industries in which the Company operates, the Company’s current and future results of operations and financial prospects, and strategies for business development. The Company believes that new orders and backlog are useful to investors as supplemental metrics by which to measure the Company’s current performance and prospective results of operations and financial performance. The Company defines book-to-bill ratio as new orders divided by revenue. The Company believes this is a useful metric to assess supply and demand, including order strength versus order fulfillment.

The Company views its Gross Leverage Ratio per its credit agreement, as defined in the Second Amendment to its Fourth Amended and Restated Credit Agreement dated August 12, 2022, as an important indication of the Company's financial health and believes it is useful to investors as an indicator of the Company's ability to service its existing indebtedness and borrow additional funds for its investing and operational needs.

Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: a continuation or worsening of the adverse economic conditions in the markets we serve, including recession, the continued volatility in the prices for oil and gas, tariffs or trade wars, inflation, project delays, and budget shortfalls, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a decrease in freight or transit rail traffic; environmental matters and the impact of environmental regulations, including any costs associated with any remediation and monitoring of such matters; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, global shipping disruptions, the imposition of increased or new tariffs, and trade restrictions or embargoes; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, such as the acquisition of VanHooseCo Precast LLC, and to realize anticipated benefits; costs of and impacts associated with shareholder activism; the timeliness and availability of materials from our major suppliers, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; cybersecurity risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation, business or financial condition; the continuing effectiveness of our ongoing implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; our ability to maintain effective internal controls over financial reporting (“ICFR”) and disclosure controls and procedures, as well as our ability to reestablish effective disclosure controls and procedures; any change in policy or other change due to the results of the UK’s 2024 parliamentary election and the U.S. 2024 Presidential election that could affect UK or U.S. business conditions; other geopolitical conditions, including the ongoing conflicts between Russia and Ukraine, conflicts in the Middle East, and increasing tensions between China and Taiwan; a lack of or delay in state or federal funding for new infrastructure projects; an increase in manufacturing or material costs, including volatility in steel prices; the loss of future revenues from current customers; any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments, including any governmental travel restrictions; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2024, or as updated and/or amended by our other current or periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.
Investor Relations:
Lisa Durante
412-928-3400, and follow the prompts
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2025	2024

Sales of goods	$86,548	$104,463
Sales of services	11,244	19,857
Total net sales	97,792	124,320
Cost of goods sold	66,938	81,542
Cost of services sold	10,703	16,602
Total cost of sales	77,641	98,144
Gross profit	20,151	26,176
Selling and administrative expenses	20,952	22,870
(Gain) on sale of former joint venture facility	—	(3,477)
Amortization expense	1,122	1,217
Operating (loss) income	(1,923)	5,566
Interest expense - net	1,143	1,125
Other income - net	(318)	(253)
(Loss) income before income taxes	(2,748)	4,694
Income tax (benefit) expense	(631)	289
Net (loss) income	(2,117)	4,405
Net loss attributable to noncontrolling interest	(7)	(31)
Net (loss) income attributable to L.B. Foster Company	$(2,110)	$4,436

Per share data attributable to L.B. Foster shareholders:
Basic (loss) earnings per common share	$(0.20)	$0.41
Diluted (loss) earnings per common share	$(0.20)	$0.40

Average number of common shares outstanding - Basic	10,540	10,762
Average number of common shares outstanding - Diluted	10,540	10,985

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,612	$2,454
Accounts receivable - net	57,132	64,978
Contract assets - net	13,359	16,720
Inventories - net	81,780	70,506
Other current assets	9,433	6,947
Total current assets	164,316	161,605
Property, plant, and equipment - net	75,863	75,374
Operating lease right-of-use assets - net	23,482	18,480
Other assets:
Goodwill	32,358	31,907
Other intangibles - net	13,693	14,801
Deferred tax assets	29,630	28,900
Other assets	3,484	3,483
TOTAL ASSETS	$342,826	$334,550
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,257	$50,083
Deferred revenue	10,126	10,205
Accrued payroll and employee benefits	5,313	15,393
Current portion of accrued settlement	—	—
Current maturities of long-term debt	151	167
Other accrued liabilities	11,018	12,448
Total current liabilities	63,865	88,296
Long-term debt	82,347	46,773
Deferred tax liabilities	1,112	1,150
Long-term operating lease liabilities	20,112	14,709
Other long-term liabilities	3,795	4,608
Stockholders' equity:
Common stock	111	111
Paid-in capital	41,823	43,550
Retained earnings	165,469	167,579
Treasury stock	(14,736)	(11,208)
Accumulated other comprehensive loss	(21,879)	(21,716)
Total L.B. Foster Company stockholders’ equity	170,788	178,316
Noncontrolling interest	807	698
Total stockholders’ equity	171,595	179,014
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$342,826	$334,550

Non-GAAP Disclosures
(Unaudited)

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, net debt, and free cash flow. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA adjusts for certain charges to EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash.

In the three months ended March 31, 2025, the Company made no adjustments to EBITDA. In the three months ended March 31, 2024, the Company made adjustments to EBITDA to exclude the gain on an asset sale. The Company believes the results adjusted to exclude this item are useful to investors as these items are non-routine in nature.

The Company views net debt, which is total debt less cash and cash equivalents, as an important metric of the operational and financial health of the organization and believes it is useful to investors as indicators of its ability to incur additional debt and to service its existing debt.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. The following tables present quantitative reconciliations of EBITDA, adjusted EBITDA, net debt, and free cash flow (in thousands, except for percentages and ratios):

	Three Months Ended March 31,
	2025	2024

	(Unaudited)
Adjusted EBITDA Reconciliation
Net (loss) income, as reported	$(2,117)	$4,405
Interest expense - net	1,143	1,125
Income tax (benefit) expense	(631)	289
Depreciation expense	2,305	2,374
Amortization expense	1,122	1,217
Total EBITDA	$1,822	$9,410
Gain on asset sale	—	(3,477)
Adjusted EBITDA	$1,822	$5,933

	March 31, 2025	December 31, 2024	March 31, 2024
Net Debt Reconciliation
Total debt	$82,498	$46,940	$78,085
Less: cash and cash equivalents	(2,612)	(2,454)	(3,148)
Net debt	$79,886	$44,486	$74,937

	March 31, 2025	March 31, 2024
Free Cash Flow Reconciliation
Net cash used in operating activities	$(26,136)	$(21,444)
Less capital expenditures on property, plant, and equipment	(2,575)	(2,712)
Free cash flow	$(28,711)	$(24,156)